Exhibit 5.1

[Letterhead of Willkie Farr & Gallagher LLP]

April 8, 2004

Jupitermedia Corporation

23 Old Kings Highway South

Darien, Connecticut 06820

Ladies and Gentlemen:

We have acted as counsel to Jupitermedia Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-3 (Registration No. 333-113293) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of 3,200,000 shares of common stock of the Company, par value $.01 per share (“Common Stock”), and up to an additional 630,000 shares of Common Stock subject to the exercise of the underwriters’ over-allotment option (collectively, the “Company Shares”), and the offer and sale by certain selling stockholders of the Company of up to 1,000,000 shares of Common Stock (the “Selling Stockholder Shares”).

We have examined copies of the form of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the form of Amended and Restated Bylaws of the Company, the Registration Statement, all relevant resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, we are of the opinion that:

1.	The Company is validly existing as a corporation under the laws of the State of Delaware.

April 8, 2004

2.	When the Registration Statement has become effective under the Act, the Company Shares, when duly issued, sold and paid for in accordance with the terms of the prospectus included as part of the Registration Statement, will be validly issued, fully paid and non-assessable.

3.	The Selling Stockholder Shares have been validly issued and are fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP